Exhibit 99.1

Compass Diversified Completes Sale of Marucci Sports

WESTPORT, Conn., November 15, 2023 -- Compass Diversified (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today the completion of the Company’s previously announced sale of its majority owned subsidiary, Wheelhouse Holdings, Inc. (“Marucci”), the parent company of Marucci Sports, LLC, to Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX”), a designer and manufacturer of performance-defining ride dynamics products primarily for a wide range of bicycles, on-road and off-road vehicles.
The sale price was based on an enterprise value of $572 million, subject to certain working capital and other adjustments. After these adjustments, as well as for an allocation to Marucci’s non-controlling shareholders and the payment of transaction expenses, CODI received approximately $485 million of total proceeds from the sale at closing. This amount was in respect of its debt and equity interests in Marucci and the payment of accrued interest. As previously announced, CODI expects to record a pre-tax gain of approximately $225 million to $245 million from the sale. Net proceeds will be used to pay down outstanding debt and for general corporate purposes.
Elias Sabo, CEO of Compass Diversified, stated, “We are pleased to complete our sale of Marucci Sports and believe the Marucci team is well-positioned for future success under FOX ownership. Our partnership with Marucci, which began in early 2020, proved highly successful, and we are grateful for Kurt and the Marucci team’s contributions over the years and look forward to their continued success.”
Jefferies LLC acted as exclusive financial advisor and Ropes & Gray LLP and Jones Walker LLP acted as legal counsel to CODI. Squire Patton Boggs (US) LLP acted as legal counsel to FOX.
About Compass Diversified
Since its founding in 1998, CODI has consistently executed its strategy of owning and managing a diverse set of highly defensible, middle-market businesses across the niche industrial, branded consumer and healthcare sectors. The Company leverages its permanent capital base, long-term disciplined approach, and actionable expertise to maintain controlling ownership interests in each of its subsidiaries, maximizing its ability to impact long-term cash flow generation and value creation. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and has consistently generated strong returns through its culture of transparency, alignment and accountability. For more information, please visit compassdiversified.com.

About Fox Factory Holding Corp. (Nasdaq: FOXF)
Fox Factory Holding Corp. designs and manufactures performance-defining ride dynamics products primarily for bicycles, on-road and off-road vehicles and trucks, side-by-side vehicles, all-terrain vehicles, snowmobiles, specialty vehicles and applications, motorcycles, and commercial trucks. FOX is a direct supplier to leading powered vehicle original equipment manufacturers (“OEMs”). Additionally, FOX supplies top bicycle OEMs and their contract manufacturers, and provides aftermarket products to retailers and distributors.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.
FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking statements, including statements with regard to the expectations related to the sale of Marucci. Words such as "believes," "expects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2022 and in other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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